KPMG

KPMG LLP

345 Park Avenue

New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated October 23, 2024, with respect to the financial statements of BNY Mellon Corporate Bond Fund, BNY Mellon Intermediate Bond Fund, BNY Mellon National Short-Term Municipal Bond Fund, BNY Mellon National Intermediate Municipal Bond Fund, and BNY Mellon Municipal Opportunities Fund, each a series of the BNY Mellon Funds Trust, as of August 31, 2024, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Financial Statements” in the Statement of Additional Information.

KPMG LLP

New York, New York October 3, 2025

LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.